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                                                                    Exhibit 99.1

Rea Brothers Limited
For immediate release - 14 May 1999
David McGraynor - 0171 623 1155
Security Validation Number 191833

  NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN OR INTO
                           CANADA, AUSTRALIA OR JAPAN

                                                                     14 May 1999

                               SDL, INC. ("SDL")

              RECOMMENDED OFFER FOR IOC INTERNATIONAL PLC ("IOC")

                     OFFER UNCONDITIONAL AS TO ACCEPTANCES

SDL announces that, by 12:00 p.m. on 14 May 1999, valid acceptances under the Offer had been received in respect of a total of 28,764,408 IOC Shares, representing approximately 92.39 per cent. of the issued share capital of IOC. The Offer has now become unconditional as to acceptances and will remain open for acceptance until further notice.

As at 31 March 1999, the date of the announcement of the Offer, SDL had received irrevocable undertakings to accept the Offer in respect of 19,766,175 IOC Shares, representing approximately 63.49 per cent. of the issued share capital of IOC.

In addition, as at 31 March 1999, SDL held 10,550 IOC Shares, representing approximately 0.03 per cent. of the issued share capital of IOC.

As at 31 March 1999, Rea Brothers (Investment Management) Limited, a company under the same control as SDL's financial adviser, Rea Brothers Limited, managed 33,000 IOC Shares on a discretionary basis, representing approximately
0.11 per cent. of the issued share capital of IOC. SDL has now received valid acceptances in respect of these IOC Shares and these are included in the level of acceptances reported above.

Save as disclosed above, neither SDL nor any person acting or deemed to be acting in concert with SDL held any IOC Shares or rights over IOC Shares immediately prior to the commencement of the Offer Period or has acquired or agreed to acquire any IOC Shares or rights over IOC Shares during the Offer Period.

Words and expressions defined in the Offer Document dated 21 April 1999 shall, unless the context otherwise requires, have the same meanings when used in this announcement.


Enquires:

SDL, Inc.     Donald R. Scifres (Chief Executive Officer)  001 408 943 9411
              Michael L. Foster (Chief Financial Officer)  001 408 943 9411

Rea Brothers  Jennifer Pantling                            0171 623 1155
Limited       Christopher Lewey                            0171 623 1155


Rea Brothers Limited, which is regulated by The Securities and Futures Authority Limited, is acting exclusively for SDL and no-one else in connection with the Offer and will not be responsible to anyone other than SDL for providing the protections afforded to customers of Rea Brothers Limited nor for providing advice in relation to the Offer.